Exhibit 21.01
GLU MOBILE INC.
Subsidiaries as of March 21, 2011

State or Other
Jurisdiction of
Incorporation or
Name of Subsidiary	Which Does Business As	Organization

Beijing Qinwang Technology Co. Ltd.	Beijing Qinwang Technology Co. Ltd.	People’s Republic Of China

Beijing Zhangzhong MIG Information Technology Co. Ltd.	MIG	People’s Republic Of China

Glu Games Inc.	Glu Games Inc.	Delaware

Glu Mobile Brasil Ltda	Glu Mobile Brasil Ltda	Brazil

Glu Mobile GmbH	Glu Mobile GmbH	Germany

Glu Mobile Limited	Glu Mobile Limited	Hong Kong

Glu Mobile Limited	Glu Mobile Limited	United Kingdom

Glu Mobile LLC	Glu Mobile LLC	Delaware

Glu Mobile (Russia) Ltd.	Glu Mobile (Russia) Ltd.	United Kingdom

Glu Mobile S.A.	Glu Mobile S.A.	Chile

Glu Mobile SARL	Glu Mobile SARL	France

Glu Mobile SRL	Glu Mobile SARL	Italy

Glu Mobile S.L.	Glu Mobile SL	Spain

Glu Mobile Technology (Beijing) Co. Ltd.	Glu Mobile Technology (Beijing) Co. Ltd.	People’s Republic Of China

Maverick Mobile Entertainment (Beijing) Limited	Maverick Mobile Entertainment (Beijing) Limited	People’s Republic Of China
We have omitted certain subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2010.